Exhibit 10.20

IndustryBrains, LLC

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”), made effective as of the 1st day of August, 2007 by and between IndustryBrains, LLC, a Delaware limited liability company (the “Company”) and a wholly-owned subsidiary of Marchex, Inc., a Delaware corporation (“Marchex”), Marchex and William Day (“Executive”).

WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the employment relationship of Executive and the Company.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

Section 1. Employment. Executive is hereby employed by the Company as the Chief Media Officer of Marchex, and Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth. Each of Marchex and the Executive agrees that Executive shall assume the position of Chief Executive Officer of the Company in the event that such position becomes vacant.

Section 2. At-Will Relationship. The term of employment under this Agreement shall begin on the date hereof (the “Effective Date”) and shall continue until either Executive or the Company elects to terminate the employment relationship. The parties agree and understand this employment relationship is “at-will” and that it may be terminated by either party at any time, with or without cause.

Section 3. Duties. Executive shall serve as the Chief Media Officer of Marchex, and he shall have such additional duties as Marchex’s Board may assign to him from time to time. Executive shall report to the Chief Executive Officer of Marchex (the “Chief Executive Officer”). Executive will undertake and assume the responsibility of performing for and on behalf of Marchex or the Company, as the case may be, whatever duties are necessary and required in the position of Chief Media Officer (and, if applicable, the Chief Executive Officer), including strategic planning, product and content initiatives, short-term and long-term growth strategies, traffic growth and retention strategies, and increasing sales and profitability and other key business performance indicators. Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the promotion and development of the business and affairs of the Company and Marchex while employed by the Company.

Section 4. Compensation and Related Matters.

Section 4.01 Salary & Bonus. In consideration of the services rendered by Executive under this Agreement, the Company and Marchex shall pay Executive a salary (the “Salary”) at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per calendar year, beginning August 1, 2007, or such other Salary as is mutually agreed to by the parties. The Salary shall be paid in such installments and at such times as the Company and Marchex pays its regularly salaried employees. The Salary will be subject to annual adjustment by the Board, in its sole discretion, based upon the performance by Executive of his duties hereunder and the financial performance of Marchex. The Company and Marchex shall deduct or cause to be deducted from Executive’s compensation and benefits, as set forth in this Section 4, all taxes and amounts required by law to be withheld. Executive shall be entitled to participate in the Chief executive level bonus plan on such terms as established by the Board.

Section 4.02 Stock Options and Restricted Stock Award. Subject to the approval of the Marchex’s Compensation Committee of the Board, Executive will be granted (i) an option to purchase five hundred thousand (500,000) shares of the Class B common stock of Marchex (the “Option”) in accordance with the terms and conditions of Marchex’s 2003 Amended and Restated Stock Incentive Plan (the “Plan”), at the price per share equal to the closing price of the stock on such grant date, and (ii) two hundred thousand (200,000) shares of Marchex’s Class B common stock in accordance with the terms and conditions of the Plan (the “Restricted Stock”). Such Options will be granted in accordance with Marchex’s standard form of stock option agreement attached hereto as Exhibit A and shall vest over a four (4) year period as follows: twenty-five percent (25%) of the aggregate amount of the Options granted hereunder shall vest on the one (1) year anniversary of the Effective Date and 1/12th of the remainder shall vest quarterly thereafter. Such shares of Restricted Stock will be subject to certain restrictions as set forth in Marchex’s standard form of restricted stock agreement attached hereto as Exhibit B. Notwithstanding anything to the contrary contained herein, the vesting of such Options and shares of Restricted Stock shall accelerate upon a Change of Control (as such term is defined in Executive’s stock option agreement and restricted stock agreement) in accordance with the terms and conditions as set forth in such stock option agreement and restricted stock agreement, as the case may be.

With respect to any grants of capital stock, which shall include grants of options to purchase shares of capital stock of Marchex, received by Executive from Marchex, Executive agrees that the investigation of the tax consequences of such a grant of capital stock or options and the implementation of a plan to provide for such consequences are solely the responsibility of Executive. Marchex and the Company shall have no responsibility, legal, financial or otherwise, with regards to any tax consequences of any stock or options granted by Marchex to Executive.

Section 4.03 Benefits. During Executive’s employment by the Company, Executive shall be entitled to participate in or receive benefits under any medical or other employee benefit plan or arrangement generally made available by the Company or Marchex to its employees, now or in the future, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing in this Section 4 or elsewhere in this Agreement shall be construed to require the Company or Marchex to establish any such benefits and/or benefit plans or to prevent the Company or Marchex from modifying or terminating any such benefits and/or benefit plans, and no action or failure thereof shall affect this Agreement.

Section 5. Termination of Employment.

Section 5.01 Right to Terminate. The Company or Executive may terminate Executive’s employment hereunder at any time by giving the other party fourteen (14) days prior written notice (“Notice of Termination”); provided, that upon Executive’s death, Executive’s employment hereunder shall terminate automatically. Immediately upon the termination of Executive’s employment hereunder for any reason, Executive must return promptly to Marchex and the Company any property (including documents) in Executive’s possession which is owned by Marchex and the Company.

Section 5.02 Benefits upon Termination.

(a) Termination of Employment by Mutual Agreement (between more than two (2) months and less than eighteen (18) months of the Effective Date). If, based upon mutual agreement between Executive and the Company, Executive’s employment terminates for any reason more than two (2) months from but less than nineteen (19) months from the Effective Date, upon termination Executive shall receive a lump sum payment equal to one (1) year of Executive’s Salary, minus required withholdings in full satisfaction of the obligations of Marchex and the Company under this Agreement. Executive’s unvested stock options and unvested shares of restricted stock shall terminate and Executive’s vested options must be exercised, if at all, within the time periods after the date of termination specified in Executive’s stock option agreement and Marchex shall have the right to repurchase all or a portion of the unvested shares of restricted stock in accordance with Executive’s restricted stock agreement.

(b) Termination Other than for Cause, or for Death, Disability or Good Reason. If within Executive’s first nineteen (19) months of employment by the Company, (i) Executive ceases to be a Company employee on account of (A) the Company’s termination of Executive’s employment other than for Cause, (B) Disability or (C) Executive’s death, or (ii) Executive resigns his employment with the Company after giving the Company notice of the occurrence of one or more events that constitute Good Reason within a reasonable period (but not more than ninety (90) days after such occurrence) and the Company fails to correct such occurrence within a reasonable time (but not more than thirty (30) days) and Executive’s resignation occurs within ten (10) days after the expiration of that cure period, upon termination Executive shall receive a lump sum payment equal to one (1) year of Executive’s Salary, minus required withholdings in full satisfaction of the obligations of Marchex and the Company under this Agreement payable within ninety (90) days of such termination date; provided, however, if such termination occurs after the first six (6) months of Executive’s employment hereunder and prior to the end of the first nineteen (19) months of Executive’s employment hereunder, Executive and Company shall enter into a six (6) month transition period during which Executive shall provide certain consulting services to the Company in exchange for six (6) months of continued vesting of Executive’s unvested stock Options and unvested shares of Restricted Stock and except that the vesting of such Options and shares of Restricted Stock shall not accelerate upon a Change of Control during such consulting period. If Executive has been employed by the Company for more than nineteen (19) months and (i) Executive ceases to be a Company employee on account of (A) the Company’s termination of Executive’s employment other than for Cause, (B) Disability or (C) Executive’s death, or (ii) Executive resigns his employment with the Company after giving the Company notice of the occurrence of one or more events that constitute Good Reason within a reasonable period (but not more than ninety (90) days after such occurrence) and the Company fails to correct such occurrence within a reasonable time (but not more than thirty (30) days) and Executive’s resignation occurs within ten (10) days after the expiration of that cure period, upon termination Executive shall receive a payment equal to six (6) months of Executive’s Salary, minus required withholdings in full satisfaction of the obligations of Marchex and the Company under this Agreement payable ratably over the six (6) month consulting period (provided below) in accordance with the Company’s standard payroll practices. In such instance, Executive and the Company shall enter into a six (6) month transition period during which Executive shall provide certain consulting services to the Company in exchange for six (6) months of continued vesting of Executive’s unvested stock Options and unvested shares of Restricted Stock and except that the vesting of such Options and shares of Restricted Stock shall not accelerate upon a Change of Control during such consulting period. The Company shall have the option exercisable within ninety (90) days prior to the expiration of the consulting period to extend such consulting period to twelve (12) months on the same terms (cash payments and equity vesting) as provided during the initial consulting period. In both instances, the balance of the Executive’s unvested Options and unvested shares of Restricted Stock shall thereafter terminate and Executive’s vested Options must be exercised, if at all, within the time periods after the date of termination specified in Executive’s stock option agreement and Marchex shall have the right to repurchase all or a portion of the unvested shares of Restricted Stock in accordance with Executive’s restricted stock agreement.

(c) Termination for Cause; Resignation. If Executive’s employment is terminated for Cause or Executive resigns, thereby ceasing to be an employee, then Marchex and the Company shall have no obligation to make any payments to Executive for periods after the date of termination, Executive’s unvested stock options and unvested shares of restricted stock shall terminate and Executive’s vested options must be exercised, if at all, within the time periods after the date of termination specified in Executive’s stock option agreement and Marchex shall have the right to repurchase all or a portion of the unvested shares of restricted stock in accordance with Executive’s restricted stock agreement.

(d) Definitions. For purposes of this Section 5, the following definitions shall apply:

(A) “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of Executive’s duties to the Company or Marchex, as the case may be, that has resulted in or is likely to result in substantial and material damage to Marchex, the Company or its other subsidiaries, (ii) repeated unexplained or unjustified absence from the Company or Marchex, as the case may be, (iii) a material and willful violation of any federal or state law, that has resulted in or is reasonably likely to result in substantial and material damage to Marchex, the Company or its other subsidiaries, (iv) commission of any act of fraud with respect to the Company or Marchex, as the case may be, (v) conviction of a felony or a crime causing material harm to the standing and reputation of the Company or Marchex, as the case may be, or (vi) a breach of a material provision of the Confidentiality Agreement, which breach is not cured (if curable) within ten (10) days of receipt of written notice thereof. Any determination of whether Executive’s conduct constitutes Cause will be reasonably made by the Board in good faith.

(B) “Disability” shall mean the inability of the Executive to have performed the Executive’s duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred and eighty (180) consecutive days (including weekends and holidays) in any 365-day period or the Company’s good faith determination that the Executive will not be able to perform the Executive’s material duties hereunder for six (6) consecutive months (including any period of non-performance due to such injury, infirmity or incapacity prior to such determination).

(C) “Good Reason” shall mean any material breach of this Agreement by the Company, the occurrence of which is not remedied by the Company within twenty (20) business days following receipt of Executive’s Notice of Termination, or for any one or more of the following events:

(i) a material diminution in the nature or scope of Executive’s duties, responsibilities, authority, powers or functions;

(ii) any adverse change in Executive’s reporting obligations, which results in the executive not reporting to Marchex’s chief executive officer;

(iii) the failure by the Company to pay any amount owing to the Executive hereunder after the Executive has provided the Company with written notice of such failure and such payment has not thereafter been made within thirty (30) days of delivery of such written notice;

(iv) any reduction in Executive’s Salary, except for any such reduction in connection with a general reduction in the compensation of senior executives of Marchex; or

(v) Executive’s relocation to a facility or location more than 10 miles from New York County, New York, except for required business travel outside of New York.

In the event of a termination for Good Reason, the date of termination shall be the date specified in the Notice of Termination, which shall be not less than twenty (20) business days after the Notice of Termination is delivered.

(e) Conditions Precedent. Any severance and/or termination payments, contemplated by this Section 5 are conditioned on Executive (i) continuing to comply with the provisions of Section 6, including the Confidentiality Agreement, and (ii) delivering prior to any such severance and/or termination payments, a release of all claims relating to Executive’s employment and/or this Agreement against Marchex or its successor, the Company, Marchex’s other subsidiaries and their respective directors, officers, employees and stockholders in a form acceptable to Marchex or its successor, with all applicable revocation periods having fully expired, and the release becoming fully and finally enforceable.

Section 6. Confidential Information. The CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS AND EMPLOYMENT AT-WILL AGREEMENT FOR CONSULTANTS AND EMPLOYEES attached hereto as Exhibit C (the “Confidentiality Agreement”), and all of the

obligations, restrictions, including, but not limited to, the non-compete and non-solicitation provisions, are hereby adopted as part of this Agreement.

Section 7. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court, in making such determination, shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 8. Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery; or on the date of electronic confirmation of receipt, if sent by telecopier; or three (3) days after deposit in the United States mail, if mailed by certified or registered mail, return receipt requested (postage prepaid); or one (1) day after delivery by a reputable overnight courier (delivery charges prepaid), as follows:

If to the Company:	IndustryBrains, LLC

450 Park Avenue South, 6th floor

New York, NY 10016

Telephone: (212) 209-3300

Facsimile: (212) 889-8595

Attention: Russell C. Horowitz

Copies to:	Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Telephone: (206) 331-3310

Facsimile: (206) 331-3696

Attention: General Counsel

If to Executive:	William Day

20 River Terrace, Apt. 25C

New York, NY 10282

Telephone: (201) 213-9153

Copies to:	Frankfurt Kurnit Klein & Selz

488 Madison Avenue

New York, NY 10022

Telephone: (212) 980-0120

Facsimile: (212) 593 9175

Attention: Richard Kurnit, Esq.

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 8.

Section 9. Mutual Non-Disparagement. Each party hereby agrees that while Executive is employed by the Company, and for a period of one (1) year thereafter, neither party will intentionally make any public statement that is disparaging about the other (or, in the case of the Company or Marchex, their respective subsidiaries or affiliates or any of the officers or directors of the Company or Marchex), including, but not limited to, any public statement that disparages the products, services, finances, financial condition, capabilities or other aspects of the business of the Company, Marchex and Marchex’s subsidiaries or affiliates.

Section 10. Miscellaneous.

Section 10.01 Modification. This Agreement and the Confidentiality Agreement (together with the stock option agreement and restricted stock agreement) constitute the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended, revised or waived, except by a writing signed by the parties. In the event of any direct conflict between this Agreement and the Confidentiality Agreement, the Stock Option Agreement or the Restricted Stock Agreement, this Agreement shall control.

Section 10.02 Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of the Company or Marchex with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company or Marchex to any other person, corporation, firm or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company or Marchex. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.

Section 10.03 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 10.04 No Conflicting Agreements. Executive represents and warrants to the Company that (i) there are no restrictions, agreements, or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) the execution of this Agreement and Executive’s employment hereunder shall not constitute a breach or violation of any law, contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound, (iii) Executive is free and able to execute this Agreement and to enter into employment with the Company, (iv) Executive has not violated nor is in violation of any law, regulation, rule, order, stipulation or the like relevant to the business of the Company or Marchex, and (v) this Agreement is Executive’s valid and binding obligation, enforceable in accordance with its terms.

Section 10.05 Governing Law. This Agreement shall be construed under and enforced in accordance with the internal substantive laws of the State of Washington.

Section 10.06 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be exclusively subject to arbitration before the American Arbitration Association in Seattle, Washington, before a single arbitrator in accordance with their then current Commercial Arbitration Rules; provided, however, that disputes with regard to Confidential Information or non-competition provisions shall be excluded from this Section 10.06. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings. Nothing contained in this Section 10.06 or elsewhere in this Agreement shall in any way deprive either party of its right to obtain injunctive or other equitable relief in a court of competent jurisdiction.

Section 10.07 Tax Matters.

(a) Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company or Marchex be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

Section 10.07 Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

Section 10.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

INDUSTRYBRAINS, LLC

By:	/s/ Erik Matlick
	Name:	Erik Matlick
	Title:	Chief Executive Officer

MARCHEX, INC.

By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ William Day
	Name:	William Day